                                  EXHIBIT 8.1



                                March 17, 1999


Board of Directors
Douglas Federal Bank
8458 Campbellton Street
Douglasville, Georgia 30134-1803

     Re: Certain Federal Tax Consequences of the Conversion of Douglas Federal Bank from a Federally Chartered Mutual Savings Bank to a Federally Chartered Stock Savings Bank and the Issuance of Common Stock of Douglas Federal Bank, pursuant to a Plan of Conversion, and the Sale of Holding Company Common Stock

Dear Ladies and Gentlemen:

     You have requested our opinion as to certain federal income tax consequences of the plan of conversion of Douglas Federal Bank, a Federal Savings Bank (the "Bank") from a federally chartered mutual savings bank to a federally chartered stock savings bank, the issuance of the Bank's capital stock to First Deposit Bancshares, Inc., a Georgia corporation, (the "Company" or the "Holding Company"), and the sale of Holding Company common stock pursuant to the plan of conversion adopted by the Board of Directors on February 9, 1999 (collectively, the "Plan"or "Conversion").

     The proposed transaction is described in the section of this letter entitled "STATEMENT OF FACTS."

     Our opinions are based on the STATEMENT OF FACTS, the representations described in the section of the letter entitled "REPRESENTATIONS," and our examination of such corporate records, certificates and other documents as we have considered necessary or appropriate for this opinion. In such examination, we have accepted, and not independently verified, the authenticity of all original documents, the accuracy of all copies, and the genuineness of all signatures. Unless otherwise noted, section references are to the Internal Revenue Code of
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                                                              Board of Directors
                                                            Douglas Federal Bank
                                                                  March 17, 1999
                                                                          Page 2


1986 as amended (the "Code") as in effect as of the date of this letter. Capitalized terms not defined in this letter have the meanings assigned to them in the Plan of Conversion.

                              STATEMENT OF FACTS

     The Bank is a federally chartered mutual savings bank. As a mutual savings and loan bank, the Bank has never been authorized to issue stock. Instead, the proprietary interest in the reserves and undivided profits of the Bank belong to the deposit account holders of the Bank, hereinafter sometimes referred to as "depositors." A depositor of the Bank has a right to share, pro rata, with respect to the withdrawal value of his respective deposit account in any liquidation proceeds distributed in the event the Bank is ever liquidated. In addition, a depositor of the Bank is entitled to interest on his account balance as fixed and paid by the Bank.

     In order to provide organizational and economic strength to the Bank, the Board of Directors has adopted the Plan whereby the Bank will convert into a federally chartered stock savings bank (the "Converted Bank"), the stock of which will be held entirely by a newly created Holding Company, First Deposit Bancshares, Inc. As part of the Conversion, the Bank will issue all its capital stock to the Holding Company. Holding Company will issue and sell its common stock ("the Conversion Stock") in accordance with the Plan. The aggregate sales price of the Conversion Stock will be based on an independent appraiser's valuation of the estimated pro forma market value of the Common Stock of the Converted Bank held by Holding Company. The Conversion of the Bank and sale of the Conversion Stock will be subject to approval by the Office of Thrift Supervision and the approval of the Voting Members.

     As part of the Conversion, the Bank will establish a liquidation account in an amount equal to its net worth as of the latest practicable date prior to Conversion. The liquidation account will be maintained by the Bank for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their savings accounts at the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder will, with respect to his savings account, hold a related inchoate interest in a portion of the liquidation account balance, in relation to his savings account balance on the Eligibility Record Date or the Supplemental Eligibility Record Date or to such balance as it may be subsequently reduced.

     In the unlikely event of a complete liquidation of the Bank (and only in such event), following all liquidation payments to creditors (including those to account holders to the extent of their savings accounts) each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidating distribution from the liquidation account, in the amount of the then adjusted sub-account balance for his savings account then held, before any liquidation
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                                                              Board of Directors
                                                            Douglas Federal Bank
                                                                  March 17, 1999
                                                                          Page 3

distribution may be made to any holders of the Bank's capital stock. No merger, consolidation, purchase of bulk assets with assumption of savings accounts and other liabilities, or similar transaction with an FDIC institution, in which the Bank is not the surviving institution, shall be deemed to be a complete liquidation for this purpose. In such transactions, the liquidation account shall be assumed by the surviving institution.

                                REPRESENTATIONS

     You have provided the following representations concerning this transaction which are or will be true and correct as of the effective date of the Plan and thereafter where applicable:

     (a) The fair market value of the withdrawable deposit accounts plus interests in the liquidation account of the Converted Bank to be received by Eligible Account Holders and Supplemental Eligible Account Holders under the Plan of Conversion will be equal to the fair market value of the withdrawable deposit accounts (plus the related interest in the residual equity of the Bank) deemed to be surrendered in exchange therefor.

     (b) If an individual's total deposits in the Bank equal or exceed $50 as of the Eligibility Record Date or Supplemental Eligibility Record Date, then no amount of that individual's total deposits will be excluded from participating in the liquidation account. The fair market value of the deposit accounts of the Bank which have a balance of less than $100 on the Eligibility Record Date or Supplemental Eligibility Record Date will be less than 1% of the total fair market value of all deposit accounts of the Bank.

     (c) Immediately following the Conversion, the Eligible Account Holders and Supplemental Eligible Account Holders of the Bank will own all of the outstanding interests in the liquidation account and will own such interest solely by reason of their ownership of deposits in the Bank immediately before the Conversion.

     (d) After the Conversion, the Converted Bank will continue the business of the Bank in the same manner as prior to the Conversion. The Converted Bank has no plan or intention and the Holding Company has no plan or intention to cause the Converted Bank to sell its assets other than in the ordinary course of business.

     (e) The Holding Company has no plan or intention to sell, liquidate or otherwise dispose of the stock of the Converted Bank.
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                                                              Board of Directors
                                                            Douglas Federal Bank
                                                                  March 17, 1999
                                                                          Page 4


     (f) The Holding Company and the Converted Bank have no current plan or intention to redeem or otherwise acquire any of the Conversion Stock issued in the Conversion transaction.

     (g) Immediately after the Conversion, the Converted Bank will possess the same assets and liabilities of the Bank immediately prior to the Conversion, plus the net proceeds from the sale of the Converted Bank's common stock to the Holding Company and any liability associated with indebtedness incurred by the Employee Plans in the acquisition of Common Stock by the Employee Plans.

     (h) The Bank, Converted Bank and the Holding Company are corporations within the meaning of section 7701(a)(3) of the Code.

     (i) None of the shares of the Conversion Stock to be purchased by the depositor-employees of the Bank in the Conversion will be issued or acquired at a discount. However, shares may be given to certain Directors and employees as incentive compensation through the Tax Qualified Employee Stock Benefit Plan. Compensation to be paid to such Directors and depositor-employees will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     (j) The fair market value of the assets of the Bank, which will be transferred to the Converted Bank in the Conversion, will equal or exceed the sum of the liabilities of the Bank which will be assumed by the Converted Bank and any liabilities to which the transferred assets are subject. Bank has not incurred any liabilities other than in the ordinary course of business.

     (k) No cash or property will be given to Eligible Account Holders, Supplemental Eligible Account Holders, or others in lieu of (i) nontransferable subscription rights, or (ii) an interest in the liquidation account of the Converted Bank.

     (l) Depositors will pay the expenses of the Conversion solely applicable to them, if any. The Holding Company and the Bank will each pay expenses of the transaction attributable to them and will not pay any expenses solely attributable to the depositors or to the Holding Company shareholders.

     (m) The exercise price of the subscription rights received by the Bank's Eligible Account Holders, Supplemental Eligible Account Holders, and other holders of subscription
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                                                              Board of Directors
                                                            Douglas Federal Bank
                                                                  March 17, 1999
                                                                          Page 5

          rights to purchase Holding Company Common Stock will be equal to the fair market value of the stock of the Holding Company at the time of the completion of the Conversion as determined by an independent appraisal.

     (n) The Bank was not under the jurisdiction of the Court in any Title 11 or similar case within the meaning of (S) 368(a)(A) of the Internal Revenue Code (the "Code") at the time of the Conversion.

     (o) Compensation pay, if any, to depositor/employees was commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     (p) The Bank utilized a reserve for bad debts in accordance with Code (S) 593 and, following the Conversion, the Converted Bank shall likewise utilize a reserve for bad debts in accordance with Code (S) 593

     (q) The Holding Company is not an investment company as described in (S) 1.351(c) of the Treasury Regulations.

     (r) The Eligible Account holders' proprietary interest in the Bank arose solely by virtue of the fact that they were account holders in the Bank.

     (s) The Holding Company has no plan or intention to sell or otherwise dispose of the stock of the Converted Bank received by it in the transaction.

     (t) The transaction did not involve a receivership, foreclosure or similar proceeding before a federal or state agency involving a financial institution to which Code (S) 585 or 593 apply.


                                    OPINION

     Based solely on the foregoing representations and information and assuming the Plan occurs in accordance with the Plan, it is our opinion that:

     (1) The Conversion of the Bank from a mutual savings and loan bank to a stock savings and loan bank will be a tax-free reorganization within the meaning of section 368(a)(1)(F) of the Code (Rev. Rul. 80-105, 1980-1 C.B. 78). Neither the Bank nor the Converted Bank will recognize gain or loss as a result of the Conversion. The

                                                              Board of Directors
                                                            Douglas Federal Bank
                                                                  March 17, 1999
                                                                          Page 6


          Bank and the Converted Bank shall each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

     (2) No gain or loss will be recognized by the Converted Bank or the Holding Company on the receipt by the Converted Bank of money from the Holding Company in exchange for shares of the Converted Bank's capital stock or by the Holding Company upon the receipt of money from the sale of its Common Stock (section 1032(a)).

     (3) The basis of the deposit accounts in the Converted Bank to be received by the Eligible Account Holders and Supplemental Eligible Account Holders will be the same as the basis of their deposit accounts in the Bank surrendered in exchange therefor (section 1012).

     (4) The basis of each Eligible Account Holder's or Supplemental Account Holder's interest in the liquidation account of the Converted Bank will be zero (Rev. Rul. 71-233, 1971-1 C.B. 113).

     (5) No gain or loss will be recognized by an Eligible Account Holder or Supplemental Eligible Account Holder on the receipt of an interest in the liquidation account and/or nontransferable subscription rights to purchase shares of stock in the Holding Company to the extent the interest in the liquidation account and the nontransferable subscription rights received have no fair market value. (We understand that you have received a letter from Ferguson & Company, Inc. indicating that the subscription rights have no fair market value. In various private letter rulings, the Internal Revenue Service has stated that interests similar to interests in the liquidation account have no fair market value. Neither the Ferguson & Company letter nor private letter rulings issued to other taxpayers are binding on the Service. We express no legal opinion on the fair market value of liquidation accounts or nontransferable subscription rights or on whether gain will be recognized if the interests in the liquidation account or nontransferable subscription rights have value).

     (6) Eligible Account Holders and Supplemental Eligible Account Holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights (Rev. Rul. 56-572, 1956-2 C.B. 182).

     (7) The basis to the stockholders of the Holding Company Common Stock purchased in the Conversion will be the purchase price paid therefor (section 1012).

                                                             Board of Directors
                                                            Douglas Federal Bank
                                                                  March 17, 1999
                                                                          Page 7


                               SCOPE OF OPINION

     Since this letter is rendered in advance of the closing of this transaction, we have assumed that the transaction will be consummated in accordance with the Plan, as well as all the information and representations referred to herein. Any changes in the transaction could cause us to modify our opinion.

     The opinions contained herein are rendered only with respect to the specific matters discussed herein and we express no opinion with respect to any other legal, federal, state, local or foreign aspect of these transactions. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. In particular, if the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights and the Company and/or the Bank may be taxable on the distribution of the subscription rights.

     Moreover, our opinion is based on case law, the Code, Treasury Regulations thereunder, and Internal Revenue Service rulings and other administrative guidance as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

     We express no opinion as to any state or local income tax consequences of the Conversion or federal, state, or local income tax consequences of the formation of the foundation. We understand that the accounting firm of Mauldin & Jenkins, LLC will be addressing the state tax consequences of the Conversion in a separate letter.
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                                                              Board of Directors
                                                            Douglas Federal Bank
                                                                  March 17, 1999
                                                                          Page 8


                                    CONSENT

     We consent to the inclusion of this opinion as an exhibit to the Form AC and Form SB-2 Registration Statement of Holding Company and the references to the summary of this opinion in such Form AC and Form SB-2 Registration Statement. In addition, we consent to Mauldin & Jenkins, LLC's reliance on this letter solely for the purpose of issuing an opinion on the Georgia tax consequences of the Conversion.


                         Sincerely,

                         WOMBLE CARLYLE SANDRIDGE & RICE
                         A Professional Limited Liability Company



                         By: /s/ Steven B. Drucker
                             ---------------------------
                            Steven B. Drucker